Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Fox Chase Bancorp, Inc:
We consent to the incorporation by reference in the Registration Statements (No. 333‑167941, No. 333-167942 and No. 333-176398) on Form S-8 of Fox Chase Bancorp, Inc. of our reports dated March 4, 2016, relating to the consolidated statement of condition of Fox Chase Bancorp, Inc. as of December 31, 2015, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Fox Chase Bancorp, Inc.

/s/ Crowe Horwath LLP

Livingston, New Jersey
March 4, 2016